Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Patrick McCready (“Employee”) and MaxLinear, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company as an at-will employee pursuant to an offer letter dated December 8, 2009;

WHEREAS, Employee signed an Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company on December 8, 2009 (the “Confidentiality Agreement”);

WHEREAS, Employee signed an Indemnification Agreement with the Company on March 23, 2010 (the “Indemnification Agreement”);

WHEREAS, the Company and Employee have entered into (i) a Stock Option Agreement, dated December 28, 2009, granting Employee the option to purchase 64,582 shares of the Company’s Class B Common Stock, subject to the terms and conditions of the Company’s 2004 Stock Plan and the stock option agreement (the “2009 Option Agreement”), (ii) a stock option agreement, dated May 10, 2010, granting Employee the option to purchase 35,000 shares of the Company’s Class A Common Stock, subject to the terms and conditions of the Company’s 2010 Equity Incentive Plan and the stock option agreement (the “2010 Option Agreement”); (iii) a Stock Option Agreement, dated May 6, 2011, granting Employee the option to purchase 30,000 shares of the Company’s Class A Common Stock, subject to the terms and conditions of the Company’s 2010 Equity Incentive Plan and the stock option agreement (the “2011 Option Agreement”), and (iv) a Restricted Stock Unit Award Agreement, dated May 6, 2011, granting Employee 15,000 restricted stock units (the “RSUs”), (the “RSU Agreement” and collectively with the 2009 Option Agreement, the 2010 Option Agreement, and the 2011 Option Agreement, the “Stock Agreements”);

WHEREAS, Employee terminated from employment with the Company effective March 15, 2012 (the “Termination Date”);

WHEREAS, Employee will provide certain transition services to the Company as a consultant through June 15, 2012 (the “Transition Services”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.	Consideration.

a. Transition Services. Commencing immediately on March 16, 2012, Employee agrees to provide consulting services to the Company pursuant to the terms of the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”). As consideration for these services, the Company shall pay Employee, acting in his consulting capacity, compensation as set forth in the Consulting Agreement. Nothing in this Agreement or the Consulting Agreement pertaining to Employee’s anticipated role as a Consultant shall in any way be construed to constitute Employee as a continuing agent, officer, employee, or representative of the Company, but Employee shall perform the services under the Consulting Agreement solely as an independent contractor. For purposes of this Agreement, the term during which the consulting services are to be provided is referred to as the “Consulting Term.”

b. COBRA Reimbursement. The Company shall reimburse Employee for the payments Employee makes for COBRA coverage for a period of three months from the Termination Date, provided Employee timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy; provided that Employee submits documentation to the Company substantiating his payments for COBRA coverage.

2. Stock. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase or receive from the Company pursuant to the Stock Agreements, Employee will continue to vest through the end of Consulting Term as described in the Consulting Agreement attached as Exhibit A. Employee acknowledges that as of the end of the Consulting Term, Employee will have vested in 40,364 options pursuant to the 2009 Option Agreement, 10,500 options pursuant to the 2010 Option Agreement, 3,000 options pursuant to the 2011 Option Agreement, and 3,750 RSU’s pursuant to the RSU Agreement. The exercise of Employee’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s Stock Agreements.

3. Benefits. Employee’s health insurance benefits shall cease on the last day of March 2012, subject to Employee’s right to continue his/her health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date.

4. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, and for the payment of any expense reimbursements that remain outstanding as of March 15, 2012, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

5. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release, and nothing in the Supplemental Release referenced in paragraph 8, shall be construed to extinguish future obligations of the Company pursuant to the Indemnification Agreement (which may include indemnification claims for expenses incurred by Employee related to the Company’s recent inquiry concerning export compliance). This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Notwithstanding the foregoing, Employee acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Paragraph 18, except as required by applicable law. Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

6. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7. California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE

CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER

FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF
KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS
OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

8. Supplemental Release. Upon termination of the Consulting Agreement, Employee agrees to execute the Supplemental Release attached hereto as Exhibit B (“Supplemental Release”). Employee agrees that his failure to execute and return the Supplemental Release within five (5) business days of the termination of the Consulting Agreement shall entitle the Company to immediately recover and/or cease providing the consideration promised in the Consulting Agreement. Employee further agrees that he shall be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in the bringing of any action to recover the consideration paid pursuant to the Consulting Agreement.

9. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.

11. Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that he will not publicize, directly or indirectly, any Separation Information.

Employee acknowledges and agrees that the confidentiality of the Separation Information is of the essence. The Parties agree that if the Company proves that Employee breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Employee’s breach, except to the extent that such breach constitutes a legal action by Employee that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Employee from his obligations hereunder, nor permit him to make additional disclosures. Employee warrants that he has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

12. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees. Employee’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company.

13. No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

14. Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment. The Company agrees to refrain from any disparaging statements about Employee. Employee understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company.

15. Breach. Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement, except as provided by law. Except as provided by law, Employee shall also be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in (a) enforcing Employee’s obligations under this Agreement or the Confidentiality Agreement, including the bringing of any action to recover the consideration, and (b) defending against a claim or suit brought or pursued by Employee in violation of the terms of this Agreement.

16. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

17. Non-Solicitation. Employee agrees that for a period of twenty-four (24) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment at the Company, or any customers, clients or other entities to terminate their relationships with the Company, or attempt to solicit, induce, recruit, encourage or take away employees, customers, or clients of the Company, either for Employee or for any other person or entity. The provisions of this Section 16 shall supersede and replace the provisions of Section 7 of the Confidentiality Agreement.

18. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

19. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN DIEGO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

20. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or the Company’s failure to withhold, or Employee’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

21. Section 409A. It is intended that this Agreement and the payment of all severance benefits pursuant to Section 1 above shall be exempt from Section 409A of the Code (“Section 409A”) pursuant to the separation pay due to involuntary termination exception as set forth in Section 1.409A-1(b)(9)(iii) of the final regulations issued under Section 409A or such other exemption as may apply. With respect to reimbursements (whether such reimbursements are for business expenses or, to the extent permitted under the Company’s policies, other expenses) and/or in-kind benefits, in each case, that constitute deferred compensation subject to Section 409A (as determined by the Company in its sole discretion), each of the following shall apply: (1) no reimbursement of expenses incurred by the Employee during any taxable year shall be made after the last day of the following taxable year of the Employee, (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to the Employee in any other taxable year, and (3) the right to reimbursement of such expenses or in-kind benefits shall not be subject to liquidation or exchange for another benefit. The Company and Employee agree that this Agreement and the rights granted to the Employee hereunder are intended to meet the requirements of paragraphs (2), (3) and (4) of Section 409A(a)(1)(A) of the Code.

22. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

23. No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

24. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

25. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

26. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Indemnification Agreement, Confidentiality Agreement and the Stock Agreements.

27. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer or Chief Financial Officer.

28. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

29. Effective Date. Employee understands that this Agreement shall be null and void if not executed by him within twenty one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

30. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

31. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)	He has read this Agreement;

(b)	He has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel;

(c)	He understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	He is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

PATRICK MCCREADY, an individual

Dated: March 15, 2012	/s/ Patrick McCready
Patrick McCready

MAXLINEAR, INC.
Dated: March 15, 2012	By	/s/ Adam C. Spice
Adam C. Spice Vice President and Chief Financial Officer

EXHIBIT A

MAXLINEAR, INC. CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of March 16, 2012 (“Effective Date”), by and between MaxLinear, Inc. (or “Company”), and Patrick McCready (“Consultant”). Company desires to retain Consultant as an independent contractor to perform consulting services for Company and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.	SERVICES AND COMPENSATION

Consultant shall perform the services described in Appendix A (the “Services”) for the Company (or its designee), and the Company agrees to pay Consultant the compensation described in Appendix A for Consultant’s performance of the Services.

2.	CONFIDENTIALITY

(a) Definition. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

(b) Non-Use and Non-Disclosure. Consultant shall not, during or subsequent to the term of this Agreement, use Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Company or disclose Company’s Confidential Information to any third party. It is understood that said Confidential Information will remain the sole property of Company. Consultant further shall take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Confidential Information does not include information which: (1) is known to Consultant at the time of disclosure to Consultant by Company, as evidenced by written records of Consultant; (2) has become publicly known and made generally available through no wrongful act of Consultant; or (3) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Without Company’s prior written approval, Consultant shall not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with Company.

(c) Former Employer’s or Client’s Confidential Information. Consultant agrees that Consultant shall not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant shall not bring onto the premises of Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant shall indemnify and hold Company harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from Company’s use of the work product of Consultant under this Agreement.

(d) Third Party Confidential Information. Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Company consistent with Company’s agreement with such third party.

(e) Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant shall deliver to Company all of Company’s property or Confidential Information that Consultant may have in Consultant’s possession or control.

3.	OWNERSHIP

(a) Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, made or discovered by Consultant, solely or in collaboration with others, during the term of this Agreement which relate in any manner to the business of Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder (collectively, “Work Product”), are the sole property of Company. Consultant further shall assign (or cause to be assigned) and does hereby assign fully to Company all Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

(b) Further Assurances. Consultant shall assist Company, or its designee, at Company’s expense, in every proper way to secure Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers will continue after the termination of this Agreement.

(c) Pre-Existing Materials. Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (1) Consultant shall inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention; and (2) Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

(d) Attorney in Fact. Where Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product assigned to Company above, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

(e) Warranty. Consultant hereby represents and warrants that: (1) all Work Product will be the original work of Consultant; (2) the Work Product will not infringe the copyright, patent, trade secret, or any other intellectual property right of any third party; (3) the Work Product will not be obscene, libelous, or violate the right of privacy or publicity of any third party; (4) the Work Product will not contain any virus, trap door, worm, or any other device that is injurious or damaging to software or hardware used in conjunction with the Work Product; (5) any software or data portions of the Work Product will operate correctly and consistently; and (6) Company shall retain and own all right, title and interest in and to all Work Product and any information delivered and/or shared hereunder.

4.	CONFLICTING OBLIGATIONS

Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Agreement.

5.	TERM AND TERMINATION

(a) Term. This Agreement will commence on the Effective Date and will continue until the earlier of (i) June 15, 2012 or (ii) termination as provided in Section 5(b) below (the “Consulting Term”).

(b) Termination. The Company may terminate this Agreement upon giving Consultant fourteen (14) days prior written notice of such termination. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

(c) Survival. Upon such termination all rights and duties of the parties toward each other will cease except:

(i) Company shall pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation); and

(ii) Sections 2 (Confidentiality), 3 (Ownership), 4 (Conflicting Obligations), 5 (Term and Termination), and 6 (Miscellaneous) will survive termination of this Agreement, as will the entirety of the Separation Agreement and Release entered into by the parties as of March 2012.

(d) Supplemental Release. Upon termination of the Consulting Agreement, Employee agrees to execute the Supplemental Release attached hereto as Exhibit B (“Supplemental Release”). Employee agrees that his failure to executive and return the Supplemental Release within five (5) business days of the termination of the Consulting Agreement shall entitle the Company to immediately recover and/or cease providing the consideration promised in the Consulting Agreement. Employee further agrees that he shall be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in the bringing of any action to recover the consideration paid pursuant to the Consulting Agreement.

6.	MISCELLANEOUS

(a) Services and Information Prior to Effective Date. All Services performed by Consultant and all information and other materials disclosed between the parties prior to the Effective Date shall be governed by the terms of this Agreement, except where those Services are covered by a separate consulting agreement between Consultant and Company.

(b) Nonassignment/Binding Agreement. The parties acknowledge that the unique nature of Consultant’s services is substantial consideration for the parties’ entering into this Agreement. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Consultant, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of Company, which consent will not be unreasonably withheld. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

(c) Nonsolicitation. From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

(d) Indemnity. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) a determination by a court or agency that the Consultant or any of Consultant’s assistants, employees or agents is not an independent contractor with respect to the Company, (iii) any breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

(e) Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section.

(1)	If to the Company, to:

MaxLinear, Inc.
2051 Palomar Airport Road
Suite 100
Carlsbad, California 92011
Attention: Chief Financial Officer

(2)	If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

(f) Waiver. Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party’s right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

(g) Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law. Notwithstanding, to the extent the Company’s obligation to pay the compensation provided for under this Agreement is found to be invalid, unlawful or unenforceable, and the Parties fail in good faith to agree to an amendment that preserves, as far as possible, the intentions expressed in this Agreement, the Parties shall not be further bound by the remaining terms, conditions or provisions of this Agreement.

(h) Integration. This Agreement, all Statements of Work, the Supplemental Release, and the Separation Agreement and Release agreed to by the Parties in March 2012 contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter. No terms, provisions or conditions of any purchase order, acknowledgement or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to such terms, provisions or conditions. This Agreement may not be amended, except by a writing signed by both parties.

(i) Confidentiality of Agreement. Consultant shall not disclose any terms of this Agreement to any third party if such disclosure is without the consent of Company, except as required by securities or other applicable laws.

(j) Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

(k) Governing Law. This Agreement will be interpreted and construed in accordance with the laws of the State of California and the United States of America, without regard to conflict of law principles.

(l) Independent Contractor. It is the express intention of the parties that Consultant is an independent contractor. Nothing in this Agreement, including the election of the Rules in the arbitration provision, will in any way be construed to constitute Consultant as an agent, employee or representative of Company, but Consultant shall perform the Services hereunder as an independent contractor. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant shall furnish (or reimburse Company for) all tools and materials necessary to accomplish this contract, and will incur all expenses associated with performance, except as expressly provided on the applicable Statement of Work. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant acknowledges its obligation to pay all self-employment and other taxes thereon.

(m) Benefits. With the exception of any benefits listed in the Agreement, Consultant acknowledges that Consultant will receive no Company-sponsored benefits from Company either as a Consultant or employee, where benefits include without limitation paid vacation, sick leave, medical insurance, welfare plan, and retirement plan and 401(k) plan participation. If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits, even if, by the terms of Company’s benefit plans in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

(n) Attorney’s Fees. In any court action at law or equity which is brought by one of the parties to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, in addition to any other relief to which that party may be entitled.

The parties have executed this Agreement below to indicate their acceptance of its terms.

PATRICK MCCREADY	MAXLINEAR, INC.

By:	By:
Print Name: Patrick McCready	Print Name: Adam C. Spice
Title: Consultant	Title: Vice President and Chief Financial Officer

Address:

APPENDIX A

SERVICES AND COMPENSATION

1.	Contact. Consultant’s principal Company contact:

Name: Adam C. Spice

Title: Vice President and Chief Financial Officer

2.	Services. The Services shall consist of the following:

•	Support of the Company’s ongoing Worldwide Tax projects.

•	Support of the Company’s ongoing financial and accounting close processes.

Consultant will provide services through June 15, 2012, with the exception of a termination of this Consulting Agreement per Section 5.

3.	Compensation.

A. The Company shall pay Consultant at the semi-monthly rate of $7,916.67

B. The Company will reimburse Consultant, in accordance with Company policy, for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement, if Consultant receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.

On the 15th and final day of each month, Consultant shall submit to the Company a written invoice for Services and expenses, and such statement shall be subject to the approval of the contact person listed above or other designated agent of the Company.

This Appendix A is accepted and agreed upon as of March 16, 2012.

CONSULTANT	MAXLINEAR, INC.

By:	By:
Name:	Name:	Adam C. Spice
Title:	Title:	Vice President and Chief Financial Officer

EXHIBIT B – SUPPLEMENTAL RELEASE

In consideration of the mutual promises and consideration provided in the Separation Agreement and Release, dated March 15, 2012 (the “Agreement”), Patrick McCready hereby verifies and confirms his renewed agreement to the terms of that Agreement, including but not limited to the release and waiver of any and all claims relating to his employment with the Company, and further extends such release and waiver to any claims that may have arisen during the term of the Consulting Agreement attached as Exhibit A thereto including but not limited to claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age, disability, national origin, or religion, as well as any claims for wrongful discharge, breach of contract, attorneys’ fees, costs, or any claims of amounts due for fees, stock options, commissions, expenses, salary, bonuses, profit sharing or fringe benefits.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.

PATRICK MCCREADY, an individual

Dated:
Patrick McCready

MAXLINEAR, INC.

Dated:	By
Adam C. Spice
Vice President and Chief Financial Officer